Exhibit 99.1

DSW Inc. and Authentic Brands Group Announce Acquisition of Legendary Footwear and Accessories Organization Camuto Group

Deal Will Transform DSW Inc. into One of North America’s Largest Footwear Companies

October 10, 2018, Columbus, OH - DSW Inc. (NYSE: DSW), a leading North American footwear and accessories retailer, announced it has entered into a definitive agreement to acquire the operations of Camuto Group, the legendary product design and brand development organization best known for the successful Vince Camuto® brand and the footwear licenses of Jessica Simpson® and Lucky Brand®. Additionally, DSW Inc. and Authentic Brands Group LLC (ABG), a global brand development, marketing and entertainment company, have entered into a definitive agreement to acquire several intellectual property rights from the Camuto Group under a new partnership. Total consideration paid to the Camuto Group will be approximately $375 million.

The Camuto Group will maintain its existing Connecticut headquarters and will manage its dedicated wholesale and third-party design relationships independently of DSW Inc’s retail business. Camuto Group’s Chief Executive Officer Alex Del Cielo will continue to lead the organization.

DSW Inc. Chief Executive Officer Roger Rawlins states, “The acquisition of Camuto Group is an exciting new growth opportunity for our company. We recently expanded our customer reach in North America through our Canadian retail subsidiary, and this partnership transforms DSW Inc. into one of the largest footwear companies in North America with industry-leading capabilities in product design, development, sourcing and production. With our expertise and infrastructure, we’re confident this partnership will expand our platform to pursue new market share opportunities and become integral to more consumer purchase decisions.”

According to Camuto Group Chief Executive Officer Alex Del Cielo, “The partnership with DSW and ABG creates an unmatched opportunity for the Camuto Group to expand the platform for our leading lifestyle brands. Having collaborated with DSW for many years, we respect their ability to grow a business through strategic leadership and innovation. By leveraging DSW Inc.’s resources, we will strengthen our wholesale business and bring to market an exciting and world-class direct-to-consumer experience that will grow our brand equity and customer demand across additional points of sale.

I believe that our founder Vince Camuto would be excited about the transaction and view the opportunity as a way to extend the company’s reach and realize his vision with an organization he always respected,” Mr. Del Cielo added.

“We are thrilled to partner with DSW Inc. on this strategic purchase that significantly grows ABG’s stake in the footwear and accessories market,” said Jamie Salter, Chairman and Chief Executive Officer of Authentic Brands Group. “Camuto Group’s world-class sourcing arm combined with DSW Inc.’s operational expertise and ABG’s proven know-how in brand building and marketing, provide a strong foundation for long-term growth. Our partnership with DSW Inc. in particular is a game changer for ABG as we are now linked to a footwear authority whose sourcing and manufacturing expertise will extend across our portfolio.”

DSW Inc’s Strategic Benefits

The acquisition of Camuto Group is expected to deliver several benefits to the organization:

•	A healthy brand portfolio with attractive growth prospects in wholesale and direct-to-consumer that can leverage DSW’s expertise and infrastructure;

•	Substantial growth in Camuto’s third-party licensing and international distribution business in partnership with ABG;

•	New revenue opportunities from a larger addressable market;

•	A strategic partnership with ABG that leverages their expertise in brand management and marketing across various brands and platforms;

•	Immediate access to a talent base in design, sourcing, marketing and sales to support the growth of DSW’s exclusive brands over time.

Transaction Details

Under the terms of the agreement, DSW Inc. will contribute approximately $200 million to acquire all of Camuto Group’s global production, sourcing and design infrastructure, including operations in Brazil and China, a new, state-of-the-art distribution center in New Jersey, in addition to existing working capital of approximately $100 million. DSW Inc. will also acquire the licensing rights for the Jessica Simpson® footwear business, as well as the footwear and handbag licenses for Lucky Brand® and Max Studio®. DSW Inc. will also acquire joint venture participation in the ED Ellen DeGeneres® and Mercedes Castillo® brands currently managed by the Camuto Group.

DSW Inc. will also contribute approximately $56M to acquire a 40% stake in the intellectual property of Camuto Group’s proprietary brands with Authentic Brands Group taking the majority state of 60%. Brands include Vince Camuto®, Louise et Cie®, Sole Society®, CC Corso Como®, Enzo Angiolini® and others. The partnership will focus on licensing the brands across existing lines in footwear, handbags and jewelry, and new category development with a focus on building out each brand’s lifestyle offerings. Authentic Brands Group will hold a majority stake in the joint venture and will be responsible for the development, growth and global marketing of the brands. Authentic Brands Group has released a separate announcement detailing the acquisition and partnership which can be viewed by visiting https://www.authenticbrandsgroup.com/news/.

DSW Inc. will fund its portion of the transaction through current cash and its existing credit facility. The transaction, which has been approved by the DSW Inc. Board of Directors, is subject to customary closing conditions and is expected to close at the beginning of the Company’s fiscal fourth quarter. All Hart-Scott-Rodino Act waiting periods applicable to the transaction have expired and no further merger control clearances are required

Goldman Sachs & Co. LLC is serving as exclusive financial advisor to DSW Inc. and Wachtell, Lipton, Rosen & Katz is serving as legal advisor to DSW Inc. Paul Weiss, Rifkind, Wharton & Garrison LLP is serving as legal advisor to Authentic Brands Group. MMG Advisors Inc. is serving as financial advisor to Camuto Group. Pryor Cashman LLP is serving as legal advisor to Camuto Group.

Conference Call

DSW Inc. will host a live webcast with slides on Wednesday, October 10, 2018 at 8:00 am EDT. The webcast is available on the Company’s Investor Relations website, www.dswinc.com/investors. Interested parties may participate in a discussion by dialing 1-888-317-6003 (password: 1728307). Presentation materials will also be available on DSW’s Investor Relations website at the end of the conference.

An archived webcast and a replay of the conference call will be available until October 30, 2018 Please use dial in: 1-877-344-7529, password 10124812 to access the audio replay.

Due to the timing of the transaction, the Company expects to report its third quarter earnings results in December 2018.

About DSW Inc.

DSW Inc. is a leading footwear and accessories retailer that operates a portfolio of several value retail concepts under the DSW Designer Shoe Warehouse, Shoe Company, Shoe Warehouse and Town Shoes brands. DSW also supplies footwear at leased locations in the U.S. through its Affiliated Business Group and franchised international locations. Products are available across North America at nearly 1,000 retail outlets and via e-commerce sites and a mobile app. More information can be found at www.dswinc.com.

About Camuto Group

Camuto Group is an international company that designs, develops and distributes fashion footwear, accessories and apparel. Founded in 2001 by Vince Camuto, the company is renowned for its ability to develop lifestyle brands on a global scale. Camuto Group builds on the success of Vince Camuto®, extending to brands that include Louise et Cie®, Two By Vince Camuto®, Vince Camuto® men’s, Imagine Vince Camuto® and 1. STATE®. Camuto Group also holds footwear licenses for Jessica Simpson®, as well as footwear and handbag licenses for Lucky Brand® and ED Ellen DeGeneres®. To expand Camuto Group’s platform and develop apparel opportunities for partners, the company acquired Bernard Chaus Inc. in 2015. As part of the company’s focus on digital innovation and demand prediction, Camuto Group added Sole Society® to its stable of brands in 2016. In addition, Camuto Group entered into a partnership with Mercedes Castillo® to launch an advanced contemporary lifestyle collection. Camuto Group products are sold in more than 5,400 doors worldwide.

About Authentic Brands Group

Authentic Brands Group (ABG) is a brand development, marketing, and entertainment company, which owns a portfolio of global entertainment and lifestyle brands. Headquartered in New York City, ABG manages, elevates, and builds the long-term value of more than *37 consumer brands by partnering with best-in-class manufacturers, wholesalers, and retailers. Our brands have a global retail footprint in more than 50,000 points of sale across the luxury, specialty, department store, mid-tier, mass, and e-commerce channels and more than 4,400 branded freestanding stores and shop-in-shops around the world. ABG is committed to transforming brands by delivering compelling product, content, business, and immersive brand experiences. We create and activate original marketing strategies to drive the success of our brands across all consumer touchpoints, platforms, and emerging media. ABG’s global portfolio of iconic and world-renowned brands includes Marilyn Monroe®, Mini Marilyn®, Elvis Presley®, Muhammad Ali®, Shaquille O’Neal®, Dr. J®, Greg Norman®, Neil Lane®, Thalia®, Michael Jackson® (managed brand), Nautica®, Aéropostale®, Juicy Couture®, *Vince Camuto®, Herve Leger®, Judith Leiber®,

Frederick’s of Hollywood®, Nine West®, Frye®, Jones New York®, *Louise et Cie®, *Sole Society®, *Enzo Angiolini®, Hickey Freeman®, Hart Schaffner Marx®, Adrienne Vittadini®, Taryn Rose®, Bandolino®, Misook®, Spyder®, Tretorn®, Tapout®, Prince®, Airwalk®, Vision Street Wear®, Above The Rim®, and Hind®. For more information, please visit ABG-NYC.com.

*Pending closing in Q4 of 2018.

Cautionary Statement Concerning Forward-Looking Statements

This release contains forward-looking statements addressing the acquisition and the other transactions contemplated in the definitive agreement and other statements about future expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue,” “likely,” and similar expressions. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include the ability to successfully complete the acquisition on a timely basis; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement; the outcome of any legal proceedings that may be instituted against the parties and others related to the acquisition; or the satisfaction of certain conditions to the completion of the acquisition. This release reflects management’s views as of October 10, 2018. Except to the extent required by applicable law, DSW Inc. undertakes no obligation to update or revise any forward-looking statement.

Source: DSW Inc.

For more information:

Christina Cheng, investorrelations@dswinc.com

Margaret Standing mediarelations@dswinc.com

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